Exhibit 10.12

PREFERRED PRICE AND CAPACITY LICENSE AGREEMENT

This PREFERRED PRICE AND CAPACITY LICENSE AGREEMENT ("Agreement") is entered into as of November  20, 2012, (the "Effective Date") by Dell Global B.V. (Singapore Branch), a Singapore branch of a company incorporated in The Netherlands with limited liability, on beha lf of Dell Inc. and Dell Inc.'s subsidiaries and affiliates (together, "Dell") and Uni-Pixel Displays, Inc., a Texas corporation ("Company" or "UniPixel", referred to individually  as a "Party" and together  with Dell,  the "Parties").

1.0           DEFINITIONS

1.1           "Agreement" shall mean this Agreement and any amendment hereto.

1.2           "Collaboration" means the development, research, evaluation and promotion activities as set forth in any Statement of Work entered into pursuant to this Agreement.

1.3           "Company's  Intellectual  Property" means any and all: (a) Pre-existing  IP of Company;  (b) Non-Project  IP of Company; and (c) Project IP owned by Company pursuant to the terms of the Agreement.

1.4           "Confidential Information" means any information that is controlled by a Party hereto and identified as being proprietary or confidential.

1.5           "Dell's  Intellectual  Property"  means  any  and  all: (a) Pre-existing  IP of Dell; (b) Non-Project   IP  of  Dell;  and  (c) Project IP owned by Dell pursuant to the terms of the Agreement.

1.6           "Improvements" mean any improvements to or extensions of the Pre-existing IP of either Party developed or conceived in furtherance of and pursuant to the Collaboration and any Statement of Work ("SOW") or arising therefrom , whether developed or conceived jointly or independently by the Parties or from the reliance on any data or confidential information of the other Party. Improvements are limited to Intellectual Property which is specific to and solely embodied in the products developed for Dell.

1.7           "Intellectual Property" or "IP" means any and all intellectual property rights worldwide arising under statutory or common law, including, without limitation, that which is acquired or obtained under a contract with a third party, and whether or not perfected , comprising any of the following: (a) copyrights, copyright applications, copyright registrations; (b) mask work rights and mask work registrations; (c) designs, inventions, discoveries and rights arising from or related to all classes or types of patents, utility models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues) issued or issue-able thereon , and applications for these classes or types of patent rights; (d) any trade secrets; (e) any right analogous to those set forth herein in foreign jurisdictions; and (f) any renewals or extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired. For purposes of this Agreement, Intellectual Property or JP excludes trademarks, trade names, service marks, trade dress or other forms of corporate or product identification whether or not recognized.

1.7          "Jointly Developed  Project IP" or "Joint IP" means Project IP that is jointly conceived or developed  by the Parties in the course of the Collaboration based on the contribution to the conception or development of the Project IP and not on reduction to practice, constructive or actual.

1.8          "Non-Project JP" means Intellectual Property developed after the Effective Date by either Party, alone or in collaboration with others, independent of this Collaboration.

1.9           "NRE Fees" means any amounts payable by either Party specified in any SOW in consideration for nonrecurring engineering expenses incurred by the other Party.

1.10         "Pre-existing IP" means Intellectual Property belonging to or controlled by either Party that was in existence prior to the Effective Date. As used in this section "control" means at least the degree of control necessary to grant licenses of the scope and content granted in this Agreement.

1.11         "Project JP" means all Intellectual Property developed or conceived specifically in furtherance of the Collaboration, whether developed or conceived jointly or independently by the Parties, including Improvements which are specific to and solely embodied in the products developed for Dell.

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1.12           "Statement of Work" or "SOW" means a consecutively numbered statement of work detailing the Collaboration project to be completed as specific therein, including description, specifications, deliverables, due dates, and applicable acceptance criteria (if any), which will be generated and signed by an authorized representative of each Party.

1.13           "Updates" means any Improvements or modifications to a SOW suggested by either Party and mutually agreed upon in a revision to a SOW.

2.0           COLLABORATION EFFORT

2.1           The Parties agree to use their commercially reasonable efforts to complete the Collaboration project as set forth in any SOW entered into pursuant to this Agreement.  If a Party takes exception  to any element of a proposed  SOW, such exception(s) must be mutually resolved by Dell and Company prior to the further commencement of any work specified therein. Neither Party will be obligated to commence work detailed in the SOW prior to both Parties indicating their acceptance of the SOW by sending written confirmation to the other Party.

2.2           The Parties will timely review any proposed changes to the SOW and respond with the impact on project schedule, cost and project deliverables to the other Party. Either Party may request Updates be made to the requirements identified in the SOW. Such request will be submitted in writing and must be approved by both Parties prior to the incorporation of such update into the SOW.

2.3           Each Party will designate an employee who will act as the Program Manager for purposes of representing the Party in managing and reporting on their respective Party's progress to SOW deliverables and meeting with the Program Manager from the other Party during the course of any collaboration effort set out in a SOW.  A Program Manager will not have authority to modify this Agreement, but will have authority to propose and approve changes to the SOW as provided  in Section 2.2.  A Party may change Program Manager assignments by sending advance written notice of a change in personnel to the Program Manager of the other Party.

2.4           During the term of the Collaboration, Dell and Company will conduct regular meetings to review progress on the SOW, and, through the Program Managers, to suggest updates to the SOW as appropriate and necessary in accordance with the express terms of this Agreement.

3.0           OWNERSHIP OF PROJECT IP

3.1           Dell shall have exclusive ownership of Dell's Pre-existing IP, and Company shall have exclusive ownership of Company's Pre-existing  IP.

3.2           Any and all Jointly Developed Project IP created during the term of this Agreement will be co-owned by Dell and Company, except that certain Jointly Developed Project IP may be divided between the Parties and owned according to the terms of a Statement of Work entered into under this Agreement.

3.3           During the course of joint engineering meetings, each Party will: (a) identify in writing all newly developed Jointly Developed  Project  IP under this Agreement;  (b) create a written  record; and (c) provide it to the other with in thirty (30) days of conception or creation of the Jointly Developed  Project IP.  For patents, the written  record  will take the form of an invention disclosure document. In the case of copyrights, the parties will include the names of their respective authors in tangible media embodying the Jointly Developed Project IP. For trade secrets, the written record will take the form of a white paper clearly marked as "Confidential" jointly created by the Parties, and subject to the confidentiality provisions of this Agreement.  Failure to comply with this Section 3.3 shall not affect either Party's rights with respect to the Jointly Developed  Project IP.

3.4           Dell hereby grants to Company an irrevocable, perpetual , non-exclusive, worldwide, royalty-free  license  to  make, have made, sell, use, have used, manufacture, have manufactured, execute, produce, display, perform, copy, distribute (internally or externally) copies of, and prepare derivative works based upon Dell's Project IP which is necessary to exercise Company's respective rights to any newly developed Joint IP under this Agreement.

3.5           Company hereby grants to  Dell an i1Tevocable, perpetual,  non-exclusive,  worldwide,  royalty-free  license to make, have made, sell, use, have used, manufacture, have manufactured, execute, produce, display, perform, copy, distribute (internally or externally) copies of, and prepare derivative works based upon Company's Project IP which is necessary to exercise Dell's respective rights to any newly developed Joint IP under this Agreement.

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3.6           Dell shall have exclusive ownership of Improvements to Dell's Pre-existing IP including Improvements to Dell products, and Company shall have exclusive ownership of Improvements to Company's Pre-existing IP including Improvements to Company products.

(a)           Company hereby assigns and agrees to assign all rights and title to Improvements Company develops either solely or jointly with Dell that result from Company's exposure to or relate to Dell's Pre-existing IP or Dell products to Dell ("Dell Assigned Improvements"), and Company will cooperate with Dell in completing all necessary paperwork to complete such assignments.

(b)           Dell hereby assigns and agrees to assign all rights and title to Improvements Dell develops either solely or jointly with Company that result from Dell's exposure to or relate to Company's Pre-existing IP or Company products to Company ("Company Assigned Improvements"), and Dell will cooperate with Company in completing all necessary paperwork to complete such assignments.

(c)           Company hereby grant s and agrees to grant to Dell a non-exclusive, transferable, sublicenseable, royaltyfree, perpetual, irrevocable, worldwide non-exclusive license to Company Assigned Improvements to make, have made, use, sell, offer to sell, lease or otherwise dispose of Dell products. This license does not include any rights to any Company's Pre-existing IP.

(d)           Dell hereby grants and agrees to grant to Company a non-exclusive, transferable, sublicenseable, royalty free, perpetual, irrevocable, worldwide non-exclusive license to Dell Assigned Improvements to make, have made, use, sell, offer to sell, lease or otherwise dispose of Company products. This license does not include any rights to any Dell's Pre-existing JP.

3.7           Nothing contained in this Agreement will be construed as granting Company any rights, licenses or title in or to any Dell products or patents beyond that specifically granted in this Agreement.

3.8           Nothing  contained  in  this  Agreement  will  be  construed  as granting Dell  any  rights, licenses  or title  in  or to any Company products or patents.

3.9           Each Party will have  the  right  to  use  Residuals  resulting  from  this  Collaboration , without  any  restrictions  or limitations. For the purposes of this Agreement, "Residuals" means any ideas, concepts, know-how  or techniques which may be retained in the un aided memories of individuals who had access to Confidential  Information  of the other Party but does not include rights under either Party's Intellectual Property. The memory of an individual is unaided if such individual has not intentionally memorized the Confidential Information or consulted notes or other aids to such memory.

3.10         To the extent that Company provides Feedback to Dell  and  Dell  incorporates  such  Feedback  in  its  products  or processes, Company hereby grants to Dell and Dell accepts, a worldwide, non-exclusive , perpetual, irrevocable, royalty-free license, with the right to sublicense, under its Intellectual  Property Rights to the Feedback to incorporate or otherwise utilize Feedback as provided by Company to Dell in the design of Dell's products and to design, debug, display, perform, copy, make, have made , use, sell, and otherwise dispose of and support Dell's and its sublicensees ' products and documentation embodying such Feedback in any manner and via any media Dell  chooses, without reference to the source. "Feedback " means specific suggestions, comments or feedback (whether orally or in writing) provided  by Company to Dell on how to change or augment its technology. The Parties agree that Feedback will not include any proprietary code and that Company is not obligated to provide Feedback.

3.11         Both Parties agree that for a time period of twelve (12) months from the Effective Date, neither Party may disclose to any third party or sublicense the Jointly Developed Project IP from this Agreement to any third party, other than third party contractors acting on behalf of such Party.  After this period, either Party may disclose the Jointly Developed Project IP to third parties and sublicense it to them for use consistent with the term s of this Agreement.

3.12         In the event of any dispute hereunder, including disputes concerning the ownership, use or other aspect of the Project IP, the senior management of each Party will meet to resolve the dispute. If the dispute is not resolved by senior management with in thirty (30) days after escalation, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute . Within thirty (30) days after such written notification, the Parties will meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation . If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either Party may begin litigation proceedings. Notwithstanding the foregoing, neither Party will be precluded at any time from seeking an injunction against the other Party for Intellectual Property infringement.

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3.13         No indemnification for third party Intellectual Property claims with respect to Jointly Developed Project IP is provided by either Party under this Agreement. Each Party is solely responsible for addressing and defending any third party Intellectual Property claims with respect to  Jointly  Developed  Project  IP  that  may  arise  under  this Agreement, including any Statement of Work. Furthermore, each Party acknowledges that each shall bear its own costs and fees in defending and settling such suits without any type of indemnity whatsoever from the other Party.  This provision shall not apply to any other agreement in place between Company and Dell.

4.0           THIS SECTION INTENTIONALLY  LEFT BLANK.

5.0           NON-RECURRING  ENGINEERING EXPENSES

5.1           Except as may be specified in a SOW, all non-reoccurring engineering costs incurred in connection with the Collaboration shall be incurred at each Party's sole cost and expense. If an SOW specifies that Dell shall pay to Company NRE Fees, such payment shall be in accordance with this Section 5.

5.2           Unless provided otherwise in a SOW, all amounts payable under in this Agreement shall be in U.S. dollars and are exclusive of foreign, U .S. federal, state, local, municipal, or other governmental taxes, duties, levies, fees, excises, or tariffs, arising as a result of or in connection with the transactions contemplated under this agreement, including any state or local sales or use taxes. Dell will have no liability for any taxes based on Company's net income, gross income, capital, net worth, franchise, privilege, property, or any similar taxes or assessments nor shall Dell be liable for any applicable state sales and use taxes for which Dell has a valid resale certificate or other exemption. In regions where value added tax or sales tax equivalent exists, all amounts payable under this Agreement shall be exclusive of such value added tax or analogous taxes (if any) which Dell shall pay at the rate applicable thereto from time to time, upon production of a valid value added tax invoice by Company (applicable in the country of supply). Except as otherwise set forth in a SOW, Company is the importer of record for VAT/GST purposes (applicable in the country of impo11ation). From time to time Dell may qualify for tax exemptions, in which case Dell will provide the Company a certificate of exemption or other appropriate documentary proof of exemption. In the event taxes are required to be withheld by any government on payments required hereunder, Dell may deduct such taxes from the amount owed and pay such taxes to the appropriate tax authority, with Company receiving the net amount after such deduction s. Dell agrees to provide Company with the original receipt documenting any withholding tax levied.

5.3          Company must invoice Dell within thirty (30) days after Company has the right to invoice under the terms of this Agreement. Dell shall pay invoices within forty-five (45) days of receipt. Unless otherwise agreed, Company shall invoice Dell utilizing electronic data interchange technology according to Dell specifications.

6.0           REPRESENTATIONS  AND  WARRANTIES

6.1           DELL MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND TO COMPANY UNDER THIS AGREEMENT. ALL DELIVERABLES, MATERIALS AND PRODUCTS PROVIDED BY DELL HEREUNDER ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND.  DELL SPECIFICALLY DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT or ANY THIRD PARTY OR ANY WARRANTY ARISING OUT OF ANY PROPOSAL OR SPECIFICATION. ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

6.2           Company  represents and warrants on an ongoing basis to Dell that: (a) Company's IP does not and will not infringe any third  party's intellectual property or proprietary  rights; (b) Company has sufficient rights, title and interest in and to any Company Intellectual Property; and (c) its execution of this Agreement and performance of its obligations hereunder, does not and will not violate any agreement to which it is or becomes a party or by which it is or becomes bound.

7.0           LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO A PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE OR LOSS OF BUSINESS EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE

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PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES ARE AN ESSENTIAL ELEMENT IN THIS AGREEMENT. IN NO EVENT WILL DELL'S TOTAL CUMULATIVE LIABILITY TO COMPANY, INCLUDING ANY DIRECT DAMAGES ARISING FROM THIS AGREEMENT, EXCEED THE SUM PAID TO DELL BY COMPANY UNDER THIS AGREEMENT.

8.0           TERM AND TERMINATION

8.1          Unless earlier terminated as provided below, the term of this Agreement shall be for two (2) years from the Effective Date. This Agreement may be renewed for successive one (1) year periods by written consent from both Parties.

8.2           Either Party may, at its option and upon written notice to the other Party, terminate this Agreement if: (a) a material breach of this Agreement by the other Party is not remedied  within thirty (30) days after the breaching Party's receipt of written notice of the breach; (b) the other Party admits in writing its inability to pay its debts generally  as they become due, files a petition for bankruptcy or executes an assignment for the benefit of creditors or similar document; (c) a receiver, trustee in bankruptcy or similar officer  is appointed for the other  Party's property; or (d) a majority interest of the equity or assets of Company is transferred to an unrelated third party or this Agreement is assigned by Company  without the prior written  consent of Dell.   Dell may terminate this Agreement without cause upon ninety (90) days prior written notice to the Company.  Dell will have no liability to Company arising from such a termination of this Agreement, provided the termination is properly noticed.

9.0           MISCELLANEOUS

9.1           COMPANY AND DELL IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS (AUSTIN DIVISION) AND IN THE EVENT THERE IS NO BASIS FOR FEDERAL JURISDICTION THEN ANY CLAIMS MUST BE BROUGHT IN TH E TEXAS STATE DISTRICT COURT IN WILLIAMSON COUNTY, TEXAS, AND HEREBY AGREES THAT SUCH COURTS SHALL BE THE EXCLUSIVE PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING HEREUNDER.

9.2           THIS AGREEMENT AND ANY CLAIMS (INCLUDING WITHOUT LIMITATION, TORT AND STATUTORY CLAIMS) RELATING IN ANY WAY TO THIS AGREEMENT OR ANY RELATIONSHIPS CONTEMPLATED THEREIN SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, U.S.A., EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

9.3           Except as may be otherwise provided in this Agreement, the rights or remedies of the Parties hereunder are not exclusive, and either Party shall be entitled alternatively  or cumulatively, subject to the other provisions of this Agreement, to damages for breach, to an order requiring specific performance , or to any other remedy available at law or in equity.

9.4           The provisions of Sections 3.0, 6.0, 7.0 and 9.0 shall survive any termination or expiration of this Agreement and shall continue to bind the Parties and their permitted successors and assigns.

9.5           Any confidential information that shall be disclosed by either party related to this Agreement (including this Agreement) shall be disclosed pursuant  to the terms and conditions of the Non-disclosure Agreement No. 100074923 dated 13 October 2012 between UniPixel and Dell. Company shall not use the name of Dell nor any Dell trademarks, trade names, service marks, or quote the opinion of any Dell employee in any advertising or otherwise without first obtaining the prior written consent of Dell's Corporate Communications Department.

9.6           Neither Party may disclose the terms or existence of this Agreement, including without limitation, any SOW, or use the other Party's name in any publication, advertisement, press release or any other announcements without that Party's prior written consent.

9.7    The Parties are independent contractors and neither party is an agent, servant, representative, partner, joint venturer or employee of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

9.8           No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both Parties, and shall be limited to the specific situation for which it is given. No amendment or modification to this Agreement shall be valid unless set forth in writing specifically referencing this Agreement and signed by authorized representatives of both Parties. No other action or failure to act shall constitute a waiver of any rights. This Agreement may not be assigned by

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Company in whole or in part, even by operation of law, without the prior written consent of Dell, which shall not be unreasonably withheld, except in the event of a change of control through a merger, stock or asset sale, this Agreement will be automatically assigned to the new or controlling entity.

9.9           Dell shall have full freedom and flexibility in its decisions concerning the distribution and marketing of any products that incorporate any elements of the Project IP, including without limitation the decision of whether or not to distribute or discontinue distribution of such products. Dell does not guarantee that its marketing, if any, of such products will be successful. Nothing in this Agreement requires Dell to purchase from Company any or all of its requirements for products that incorporate any elements of the Project IP.

9.10          Any and all written notices, communications and deliveries between the Company and Dell with reference to this Agreement shall be deemed made on the date of mailing if sent by registered or certified mail to the respective address of the other party as follows:

In the case of Dell:	Dell Products L.P.
One Dell Way
Round Rock, TX 78682
Attn: Procurement Director

With a copy to:	Dell Inc.
RRl-33
One Dell Way
Round Rock, TX 78682
Attn :General Counsel

In the case of Company:	Uni-Pixel Displays, Inc.
8708 Technology Forest Place, Suite I 00
The Woodlands, TX 77381
Attn: CFO

9.11           This Agreement,  together  with  any  Attachments  executed  in  accordance  herewith,  constitute the  entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior and contemporaneous understandings and agreements, written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their respective duly authorized officers to be effective as of the Effective Date as first written above.

DELL GLOBAL B.V. (SINGAPORE BRANCH)	UNI-PIXEL DISPLAYS, INC.

/s/ Johnny Ong	/s/ Reed J. Killion
By: Johnny Ong	Attn: Procurement Director

Title: Vice President	Title: President & CEO
APJ Finance
Date: 12/5/2012
Date: 4 Dec 2012

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Statement of Work Number One

THIS STATEMENT OF WORK NUMBER ONE is entered into as of November 20, 2012 (the “Effective Date”) by and between Dell Global 8.V. (Singapore Branch), a Singapore branch of a company incorporated in The Netherlands with limited liability, on behalf of Dell Inc. and Dell Inc.'s subsidiaries and affiliates (together, “Dell”) and Uni-Pixel Displays, Inc, a Texas corporation (the “Company” or “UniPixel”) referred to individually as a "Party" and jointly as "Parties."

This Statement of Work (“SOW”) is governed by the Preferred Price and Capacity License Agreement (“Agreement”), between Dell and the Company dated November 20, 2012, and is fully incorporated therein. In the event of a conflict between the terms of the Agreement and the provisions of this SOW, this SOW shall govern and control. All terms used in this SOW, not otherwise defined herein, will have the same meaning as in the Agreement.

1.   Definition of Project

Dell and UniPixel will engage to develop display products utilizing UniPixel technologies, for integration into Dell computer products. UniPixel technologies will be integrated into Dell products by Dell third party manufacturing partners, including, but not limited to, LCD makers or ODMs (the “Manufacturing Partners”). Dell shall be granted a license by UniPixel to incorporate UniPixel technologies into Dell products for resale, and such license and licensing terms may be extended by Dell to the Manufacturing Partners. Should Dell decide not to proceed with Phase 2 or Phase 3, UniPixel shall have the option to terminate this SOW with thirty (30) days written notice to Dell's designated Program Manager.

2.   Detailed Task Description

The detailed tasks to be performed by Company are as follows:

Phase 1: UniPixel and Dell will engage with the Manufacturing Partners to design product solutions based on UniPixel technology. UniPixel shall manufacture rolls of single layer, two sided touch sensor electrodes on a substantially transparent substrate (typically PET film). Dell and/or its designees, shall provide the overall specifications of the touch sensor design for each unique product. The final, as built, design shall be mutually agreed to by Dell and UniPixel. The manufacturing of touch sensor film by UniPixel does not include singulation, flex cables, flex cable bonding, touch controller, lamination, or a cover lens. UniPixel will construct a new plating manufacturing facility capable of high volume manufacturing of sensor rolls in a clean room environment. Dell shall provide payment to UniPixel, as detailed below, upon signature of this SOW. Completion of Phase I is targeted on or near April 30, 2013.

Phase 2: If Dell and UniPixel proceed with Phase 2, UniPixel will deliver production-quality samples of products based on Dell specifications for specific Dell products, from UniPixel's new manufacturing facility. Dell or the Manufacturing Partners will provide payment to UniPixel as detailed below upon initiation of Phase 2. Completion of Phase 2 is targeted on or around July 31, 2013, based on mutual agreement of successful completion of Phase 1.

Phase 3: If Dell and UniPixel proceed with Phase 3, the Manufacturing Partners will place first production purchase orders for production-level volumes to be delivered in calendar year 2013. Such purchases shall be made pursuant to a purchase agreement between Dell and Uni Pixel

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and/or. UniPixel and the Manufacturing Partners which will contain terms with respect to things including, but not limited to, delivery and payment.

3.   Intellectual Property

Attached hereto as Exhibit A is a list of the intellectual property that shall be deemed Project IP under the terms of the Agreement.

4.   Payments

Dell shall pay to the Company the following NRE Fees. Such NRE Fees shall be paid pursuant to the terms of the Agreement.

PHASE 1:         Five million dollars ($5,000,000) to be paid directly by Dell upon signature of this SOW in accordance with the payment term outlined above.

PHASE 2:          Five million dollars ($5,000,000) to be paid directly by Dell or the Manufacturing Partners, upon mutual agreement of successful completion of Phase 1 in accordance with the payment term outlined above.

PHASE 3:          Five million dollars ($5,000,000) to be paid by Dell or the Manufacturing Partners, upon mutual agreement of successful completion of Phase 2 in accordance with the payment term outlined above.

5.   Resources

Dell and UniPixel agree to provide resources as needed for the successful completion of the activities contemplated by this SOW, including but not limited to, the appointment by each Party of a:

-    Lead Program Manager;

-    Lead technical resource for engineering interface in Texas and Taiwan;

-    Lead manufacturing resource for interface with Dell and Dell's 3rd party manufacturing partners in Japan, Korea, Taiwan and China;

-    Lead Quality Assurance manager; and

-    Lead Business manager for procurement interface.

6.   This section intentionally left blank.

7.   Exclusivity

UniPixel agrees to exclusively make and sell touch sensor film to Dell for specific display sizes and target market segments as follows: notebook computer or hybrid devices with permanently attached keyboard that shall be launched in calendar year 2013 and identified at the beginning of Phase I above (the “Exclusive Products”). This does not include tablet computers defined as a computing device with no permanently attached keyboard, or smartphones, or all-in-one desktop computers, or PC monitors. This limited exclusivity expires at the end of the earlier of: (a) one product cycle for each designated Exclusive Product; (b) or six months from the first sale of the Exclusive Products; or (c) termination of

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this SOW. Further, thirty (30) days after the initiation of Phase 3, this exclusivity will terminate if Dell (or its Manufacturing Partners) do not maintain a minimum monthly order of the lesser of: (a) 50,000 units; or (b) 100% of UniPixel’s production capacity. If the monthly minimum is not met, Dell (or its Manufach1ring Partners) shall have thirty (30) days to order the additional units to meet the monthly minimum.

8.   Manufacturing

UniPixel will reserve manufacturing capacity sufficient to meet the volumes detailed below for Dell or the Manufacturing Partners. Dell will be obligated to provide rolling six (6) month non-binding forecasts to UniPixel, and in the event that Dell or its Manufacturing Partners do not place purchase orders with UniPixel at these capacity levels, UniPixel will not be obligated to reserve un-used capacity. Periods below are indicated in calendar quarters (CQ) and calendar years (CY):

-    CQ4CY13: The greater of: (a) 100,000 13” equivalent units per month; or (b) 20% of total UniPixel capacity;

-    CQ1CY14: The greater of: (a) 150,000 13” equivalent units per month; or (b) 20% of total UniPixel capacity;

-    CQ2CY 14: The greater of: (a) 200,000 13” equivalent units per month; or (b) 20% of total UniPixel capacity;

-    CQ3CY 14-Q4CY 14: The greater of: (a) 250,000 13” equivalent units per month or (b) 20% of total UniPixel capacity.

If UniPixel cannot serve as the sole source for sensor film to Dell due to inability to supply requested quantities by Dell for a specific, mutually accepted, delivery date to Dell, UniPixel grants to Dell a limited, non-exclusive, non-transferable, and terminable license, to have made during the term of this SOW sufficient quantities to supply Dell for any shortfall that UniPixel would not be able to supply Dell on any specific delivery date previously agreed to by the Parties. The foregoing limited license expires at the end of the term of this SOW. If Dell intends to invoke this license provision and makes, has made, imports or sells touch sensor films in a permanent arrangement, Dell agrees to engage with UniPixel and the sublicensee to negotiate in good faith on a reasonable royalty to be paid by the sub-licensee or Dell to UniPixel.

In no event does Dell have the right to resell any touch sensor film supplied to Dell by UniPixel other than as a pre-packaged part of a computer product.

9.   Merger or Sale

In consideration of Dell entering into this SOW, in the event that during the course of this SOW UniPixel initiates a merger or sale of the company, Dell shall be given the rights to enter into a sub-licensing arrangement to have product made by a mutually acceptable Manufacturing Pa1tner, with reasonable royalties, as mutually agreed. UniPixel’s merged or new parent company shall continue to be bound by this SOW.

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10.   Pricing

Upon initiation of Phase 3, Dell or the Manufacturing Partners shall be provided with pricing as detailed below. Further, during the term of this SOW, UniPixel agrees that no other customer shall have the same or lower pricing for the Exclusive Products.

During the term of this SOW, both Parties agree that pricing below is a not-to-exceed price level, subject to change if competitive conditions require price adjustments upon mutual agreement.

Licensed Price

Minimum	Price	Estimated Touch Sensor Price
Line Width	/Sq. Ft.	11.6”	13.3”	15.6”

>15µ	***	***	***	***
10µ	***	***	***	***
6µ (+/- 1µ)	***	***	***	***

***The information in this table has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties hereto have duly executed this SOW by their respective duly authorized officers to be effective as of the Effective Date as first written above.

DELL GLOBAL B.V. (SINGAPORE BRANCH)	UNI-PIXEL DISPAYS, INC.

/s/ Darragh Carey	/s/ Reed J. Killion

By: Darragh Carey	By: Reed J. Killion

Title: Vice President Worldwide Procurement Finance	Title: President & CEO

Date: 20th Nov. 2012	Date: 12/5/2012

Dell Confidential	Dell Rev. 04092012

Exhibit A: Project IP

Dell's unique product design and specification for integration of UniPixel's Uniboss sensor and/or Diamond Guard technology in combination with Dell's defined LCD partners and Dell's defined touch controller partners and Dell's defined manufacturing integration partner.

Development of custom Dell displays that may integrate new methods of sensor integration, such as sensor printing directly onto color filters, or backlight integration with Dell's defined backlight technology provider.

Dell Confidential	Dell Rev. 04092012

AMENDMENT NO. 1

STATEMENT OF WORK NUMBER ONE
to the
PREFERRED PRICE AND CAPACITY LICENSE AGREEMENT

THIS AMENDMENT No. 1 (“Amendment”) is entered into as of February 25, 2014 (the “Effective Date”) by and between Dell Global B.V. (Singapore Branch), the Singapore branch of a company incorporated in The Netherlands with limited liability on behalf of itself, Dell Inc. and Dell Inc.’s direct and indirect subsidiaries (collectively, “Dell”), and Uni-Pixel Displays, Inc., a Texas corporation (the “Company” or “UniPixel”), and amends, modifies and supplements the Statement of Work Number One to the Preferred Price and Capacity License Agreement (“SOW”) previously entered into by the parties effective as of November 9, 2012 only as expressly stated herein. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the SOW.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the SOW as provided below:

1.
The parties have agreed not to proceed with Phase 2 and Phase 3, each as outlined in Section 2 (“Detailed Task Description”) of the SOW and the termination of exclusivity provision for notebook computers outlined in Section 7.

2.
In Section 4 (“Payments”) of the SOW, the PHASE 2 and PHASE 3 payment obligations are hereby deleted. UniPixel acknowledges and agrees that it previously received the $5 million PHASE 1 payment from Dell in full satisfaction of all of Dell’s payment obligations under the SOW.

3.
Subject to UniPixel satisfying all Dell product specifications, Dell or Dell’s designated integrator will provide a “Conditional Purchase Order” for at least 1,000 Metal Mesh Sensors to be delivered no later than June 30, 2014, for the purpose of evaluation by Dell and the potential addition of UniPixel to the Dell Approved Vendor List (AVL). The terms of the “Conditional Purchase Order” shall include approval for UniPixel to deliver Metal Mesh Sensors prior to final mass production process approvals by Dell, but the Metal Mesh Sensors must meet all Dell product specifications and must be fully functional. Upon its receipt of these conforming Metal Mesh Sensors, Dell will use its commercially reasonable efforts to support a quick cycle qualification of the UniPixel Metal Mesh Sensor for the Dell Midland or another applicable platform, as well as supporting UniPixel’s engagement with Dell’s designated Module integrator.

4.	The following language is added as new Section 11:

11. Anti-corruption Laws

UninPixel acknowledges that it is familiar with the Foreign Corrupt Practices Act of the United States, the UK Bribery Act 2010 and all applicable local laws relating to anti-corruption or anti-bribery (“Anti-corruption Laws”).  Unipixel agrees not to violate the Anti-Corruption Laws with respect to sourcing, licensing or delivery of products to Dell. UniPixel warrants and represents that none of Unipixel or, to the best of its knowledge, any of UniPixel's officers, employees or Associated Persons (as defined) have been convicted under or are the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense or alleged offense under the Anti-corruption Laws.  UniPixel agrees to immediately notify Dell upon discovery by UniPixel that any of UniPixel’s officers, employees or Associated Persons have engaged in behavior that may violate the Anti-corruption Laws.  UniPixel will require each Associated Person to agree in writing to anti-corruption obligations that are no less onerous than those imposed upon UniPixel. UniPixel agrees to (i) maintain anti-corruption policies and procedures that are adequate to ensure that UniPixel and all Associated Persons comply with the Anti- corruption Laws (ii) provide a copy of its Anti-corruption Laws policies and procedures to Dell on request; and (iii) monitor and enforce its Anti-corruption Laws policies and procedures.  “Associated Person” means any person to whom UniPixel subcontracts the provision of any element of an Agreement with Dell, or who receives any services in connection with UniPixel’s performance of the Agreement.”

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5.	Miscellaneous.

(a) Except as specifically set forth in this Amendment, all terms and conditions of the SOW remain in full force and effect. To the extent that there is any conflict or inconsistency between this Amendment and the SOW, this Amendment governs and controls.

(b) Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written instrument executed by the parties.

(c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date first set forth above.

DELL GLOBAL B.V. (Singapore Branch)	UNI-PIXEL DISPLAYS, INC.

By: Amit Bansal	By: Jeffrey Tomz
Amit Bansal (Feb 24, 2014)	Jeffrey Tomz (Feb 19, 2014)

Name: Amit Bansal	Name: Jeffrey Tomz

Title: Executive Director	Title: CFO

Date: Feb 24, 2014	Date: Feb 19, 2014

DELL/UNIPIXEL Confidential	Amendment Page 2 of 2	Template rev 09262013